Exhibit 99.1

Spring Bank Announces $20 Million Strategic Debt Financing Agreement with
Pontifax Medison Finance

Significant investment demonstrates confidence in Spring Bank’s novel development programs

Extends Spring Bank’s cash runway beyond the end of 2021

Accelerates HBV antisense and STING antagonist development programs

HOPKINTON, Mass., September 4, 2019 – Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, inflammatory diseases and certain cancers, today announced that it has entered into a $20 million convertible debt financing agreement with Pontifax Medison Finance, a healthcare-dedicated venture debt fund.

“The addition of $20 million of new capital will extend Spring Bank’s operating cash runway beyond the end of 2021,” said Jonathan Freve, Spring Bank’s Chief Financial Officer. “During this operating period, we anticipate multiple clinical data readouts for our inarigivir hepatitis B virus (HBV) Phase 2b program and our intravenously-administered STimulator of INterferon Gene (STING) agonist, SB 11285, Phase 1a/1b clinical trial, which we expect to launch shortly. Both of these programs have the potential to address unmet needs in large markets, and we believe the multiple clinical readouts will serve as significant catalysts for our company’s valuation. In addition, this funding will accelerate the advancement of our two priority preclinical programs, including the further evaluation of Spring Bank’s STING antagonist compounds for autoimmune diseases and inflammatory diseases and antisense oligonucleotide compounds for HBV.”

“Spring Bank has made substantial progress with the continued advancement of its internally developed assets. We don’t believe the current market valuation of Spring Bank reflects our positive achievements,” continued Mr. Freve. “The company’s completion of this strategic debt financing with Pontifax, a well-respected biotech-focused investor, will support our efforts on driving shareholder value by allowing us to accelerate our pipeline and generate robust clinical data for differentiated products in disease states where unmet needs remain high without selling equity at the current depressed level.”

The strategic loan arrangement with Pontifax is premised on the confidence that the therapies under development at Spring Bank will continue to yield successes in further testing.  “During our due diligence we found that Spring Bank’s programs fit well within our approach, which focuses on transformative, cutting-edge life sciences technologies,” said Momi Karako, partner at Pontifax Medison Finance. “The Spring Bank team has demonstrated expertise in the science behind novel treatments for current unmet medical needs. We are pleased to add Spring Bank to our portfolio of investments in companies that develop breakthrough solutions.”

Under the loan agreement with Pontifax, the loan will mature over 48 months and there are no required payments of principal for 24 months. Pontifax may elect to convert the outstanding loan based on a conversion price of $8.76 per share, which is equal to 2.0 times the 30-day volume weighted average price of Spring Bank’s common stock as of the trading day immediately prior to the entry into the loan agreement. In connection with the loan agreement, Spring Bank has agreed to issue to Pontifax warrants to purchase up to an aggregate of 250,000 shares of its common stock at an exercise price of $6.57 per share, which is equal to 1.5 times the 30-day volume weighted average price as of the common stock on the trading day immediately prior to the entry into the loan agreement.

Cantor Fitzgerald & Co acted as financial advisor and arranger to Spring Bank on this transaction.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleotide platform. The company designs its compounds to selectively target and modulate the activity of specific proteins implicated in various disease states. The company’s lead product candidate, inarigivir, is being developed for the treatment of chronic hepatitis B virus (HBV). Inarigivir is designed to activate within hepatic cells retinoic acid-inducible gene 1 (RIG-I), which has been shown to inhibit HBV viral replication and induce the intracellular interferon signaling pathways for antiviral defense. The company is also developing its lead STING agonist product candidate, SB 11285, an immunotherapeutic agent for the treatment of selected cancers. For more information, please visit www.springbankpharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, about Spring Bank’s future expectations, plans and prospects. These statements include, but are not limited to, statements about the company’s expectations for its clinical and non-clinical programs and the extension of the company’s cash runway beyond the end of 2021. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “will,” “would,” “could,” “potential,” “possible,” “hope,” “likelihood” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to: Spring Bank’s ability to successfully demonstrate the safety and efficacy of its product candidates; any delay of any current or planned non-clinical or clinical trials or the development of any product candidate; whether Spring Bank’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether Spring Bank’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Spring Bank’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission (SEC) on March 11, 2019 and in other filings Spring Bank makes with the SEC from time to time.

In addition, the forward-looking statements included in this press release represent Spring Bank’s views as of the date hereof. Spring Bank anticipates that subsequent events and developments will cause Spring Bank’s views to change. However, while Spring Bank may elect to update these forward-looking statements at some point in the future, Spring Bank specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Bank’s views as of any date after the date hereof.

Investors:

Spring Bank Pharmaceuticals, Inc.
Jonathan Freve
Chief Financial Officer
(508) 473-5993

LifeSci Advisors, LLC
Ashley R. Robinson
(617) 535-7742
Ashley@lifesciadvisors.com

Media:

McNeil, Gray & Rice
Kristin Nugent
Senior Account Supervisor
(617) 367-0100

Source: Spring Bank Pharmaceuticals, Inc